Exhibit 99.1

                 Video Display Announces Resignation of Director

    ATLANTA--(BUSINESS WIRE)--Sept. 13, 2004--Video Display Corporation (NASDAQ:VIDE) today announced that the Company's Board of Directors had accepted the resignation of Carleton Sawyer as a member of its Board as of September 7, 2004.
    Mr. Sawyer, at age 75, had been the senior independent member of the Board serving in that position since late 1984. "Carleton's 20 years of dedicated service and support to the Company's management team will be missed," said Ron Ordway, the Company's Chairman and CEO. "Mr. Sawyer, who has been battling illness for over 10 years, has decided to spend more time on personal rather than business activities."
    The Company will immediately begin a search for a new independent director to replace Mr. Sawyer.

    Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC's Marquee(TM) line of projectors. Video Display Corporation operates 11 display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.

    This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions.


    CONTACT: Video Display Corporation
             Ronald D. Ordway, 770/938-2080

    KEYWORD: GEORGIA
    INDUSTRY KEYWORD: HARDWARE MANAGEMENT CHANGES
    SOURCE: Video Display Corporation